EXHIBIT 2

Michael Jackson
3839 Cypress Street
Vancouver, BC V6J 3P4


December 13, 2002


Board of Directors
Poker.com, Inc.
Suite 210, 1166 Alberni Street
Vancouver, BC V6E 3Z3

To the Board of Directors,

I, Michael Jackson, hereby resign as President and Chief Executive Officer for Poker.com, Inc., effective immediately.

Regards,




/s/ Michael Jackson
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Michael Jackson


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